                                                                     Exhibit 4.2

                                     FORM OF
                           GALILEO INTERNATIONAL, INC.
                          EMPLOYEE STOCK PURCHASE PLAN
                            STOCK PURCHASE AGREEMENT

         I hereby elect to participate in the Galileo International, Inc. Employee Stock Purchase Plan (the "Plan") beginning with the offering period specified in my attached Subscription and Authorization Form, and I accordingly subscribe to purchase shares of common stock of Galileo International, Inc. ("Common Stock") in accordance with the provisions of this Agreement and the Plan. I hereby authorize payroll deductions from each of my paychecks during the offering period in the dollar amount specified in my attached Subscription and Authorization Form.

         I understand that subsequent offering periods will begin on the first business day of each calendar quarter of each year and that my participation will automatically remain in effect from offering period to offering period in accordance with my payroll deduction authorization, unless I withdraw from the Plan, change the rate of my payroll deduction or terminate my employment.

         I understand that my payroll deductions will be accumulated for the purchase of shares of Common Stock on the last business day of each offering period during which I participate in the Plan. The purchase price per share will be the lower of (i) 85% of the fair market value of one share of Common Stock on the first business day of the offering period or (ii) 85% of the fair market value of one share of Common Stock on the last business day of the offering period. The fair market value of one share of Common Stock on any relevant day will be the closing price on that day as recorded by the Wall Street Journal in the New York Stock Exchange Composite Transactions, or on the next regular business day on which shares of the Common Stock are traded in the event that no shares of the Common Stock have been traded on the relevant day.

         I understand that I can withdraw from the Plan at any time. The withdrawal will become effective on the first day of the next full payroll period after giving notice of my withdrawal. I may elect either to have the Company refund all of my payroll deductions for that offering period or to have such payroll deductions applied to the purchase of Common Stock at the end of such offering period. Upon my termination of employment for any reason, including death, or change to ineligible employee status, payroll deductions will automatically cease on my behalf and I, or my personal representative in the event of my death, may elect either to have the Company refund my payroll deductions for the offering period in which such termination or change occurs or to have such payroll deductions applied to the purchase of Common Stock at the end of that offering period. If I, or my personal representative in the event of my death, do not make such election, my payroll deductions will be returned to me or to my personal representative. I further understand that I may either increase or decrease my payroll deductions to become effective at the start of any subsequent offering period.

         I understand that the Compensation Committee of the Board of Directors of Galileo International, Inc. (the "Committee") has the right, exercisable in its sole discretion and at any time, to terminate the Plan or, subject to certain restrictions, to amend the Plan. Should the Committee elect to terminate the Plan, I will have no further rights to purchase shares of Common Stock pursuant to this Agreement.

         I understand that the Committee may impose from time to time minimum and maximum payroll deduction amounts and that the Plan sets forth restrictions
(i) prohibiting me from purchasing more than $25,000 worth of Common Stock per calendar year (determined on the date of grant of the purchase right) and (ii) prohibiting participation by 5% stockholders.

         I acknowledge that I have received a copy of the official Plan Summary and Prospectus summarizing the operation of the Plan. I have read this Agreement and the Prospectus and hereby agree to be bound by the terms of both this Agreement and the Plan. The effectiveness of this Agreement is dependent upon my eligibility to participate in the Plan.


---------------------------------   --------------------------   --------------
Signature of Employee               Printed Name                 Date


                                       7